EXHIBIT 107

Calculation of Filing Fee Tables

Form S-3
(Form Type)

Park City Group, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities
Fees to Be Paid	Equity	Common Stock	(1)	(1)	(2)	(1)(2)
	Equity	Preferred Stock	(1)	(1)	(2)	(1)(2)
	Other	Debt Securities	(1)	(1)	(2)	(1)(2)
	Other	Warrants	(1)	(1)	(2)	(1)(2)
	Other	Units (3)	(1)	(1)	(2)	(1)(2)
	Unallocated Universal Shelf (1)		457(o)	(1)	(2)	$50,000,000	$110.20 per $1,000,000	$5,510.00 (4)
Fees Previously Paid

Carry Forward Securities
Carry Forward Securities

	Total Offering Amounts					$50,000,000		$5,510.00
	Total Fees Previously Paid							$-
	Total Fee Offsets							$-
	Net Fee Due							$5,510.00

(1)

There are being registered hereunder such indeterminate number of shares of common stock and preferred stock, such indeterminate principal amount of debt securities and such indeterminate number of warrants and units as shall have an aggregate offering price not to exceed $50,000,000. If any debt securities are issued at an original issue discount, then the principal amount of such debt securities shall be in such greater amount as shall result in an aggregate offering price not to exceed $50,000,000, less the aggregate dollar amount of all securities previously issued hereunder. Any securities registered hereunder may be sold separately or together with other securities registered hereunder. The securities registered also include such indeterminate number of shares of common stock, preferred stock and amount of debt securities Park City Group, Inc. (the “Registrant”) as may be issued upon conversion of or exchange for preferred stock or debt securities, upon exercise of warrants or pursuant to the anti-dilution provisions of any such securities. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered hereunder include such indeterminate number of shares of common stock and preferred stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)

The proposed maximum offering price per security and proposed maximum aggregate offering price per class of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to General Instruction II.D. of Form S-3 under the Securities Act. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities, or that are issued in units.

(3)

Securities registered hereunder may be sold separately or as units with other securities registered hereby, with such units consisting of some or all of the securities listed above, in any combination, including common stock, preferred stock, debt securities, purchase contracts and warrants.

(4)	Calculated pursuant to Rule 457(o) under the Securities Act based on the proposed maximum aggregate offering price.